Exhibit 10.15

OFFICE LEASE AGREEMENT

Between

Annapolis Exchange Lot IV, LLC
(Landlord)

and

Howard Bank
(Tenant)

One Annapolis Exchange
(Building)

1997 Annapolis Exchange Parkway
Annapolis, Maryland
(Address)

i

§7.01	Right of Entry	12

ARTICLE VIII – CASUALTIES		13

§8.01	General	13
§8.02	Substantial Destruction	13

ARTICLE IX – CONDEMNATION		14

§9.01	Right to Award	14
§9.02	Effect of Condemnation	14
§9.03	Interruption	14

ARTICLE X - ASSIGNMENT AND SUBLETTING		15

§10.01	Consent	15
§10.02	No Release	16
§10.03	Excess Rents	17
§10.04	Landlord’s Transfers	17

ARTICLE XI - RULES AND REGULATIONS		17

§11.01	Landlord’s Rules	17

ARTICLE XII - MORTGAGE LENDERS		17

§12.01	Subordination	17
§12.02	Written Agreement	18
§12.03	Estoppel Certificate	18

ARTICLE XIII - ENVIRONMENTAL COVENANTS		18

§13.01	Prohibitions	18
§13.02	Inspection	18
§13.03	Indemnification	19

ARTICLE XIV - DEFAULT AND REMEDIES		19

§14.01	Defaults	19
§14.02	Grace Period	19
§14.03	Remedies	20
§14.04	Damages	21
§14.05	Landlord’s Lien	22
§14.06	Waiver of Jury Trial	22

ARTICLE XV - QUIET ENJOYMENT		23

§15.01	Covenant	23

ARTICLE XVI - NOTICES		23

§16.01	Notices	23

ARTICLE XVII – GENERAL		23

§17.01	Entire Agreement	23
§17.02	Amendment	23
§17.03	Applicable Law	23

ii

§17.04	Waiver	23
§17.05	Time of Essence	24
§17.06	Headings	24
§17.07	Severability	24
§17.08	Successors and Assigns	24
§17.09	Commissions	24
§17.10	Recordation	24
§17.11	Perpetuities	25
§17.12	Liability Limitation	25
§17.13	Representations and Warranties of Tenant	25
§17.14	Exhibits	25

EXHIBIT A   Floor Plan of Premises
EXHIBIT B   Space Improvements
EXHIBIT C   Rules & Regulations

iii

Exhibit 10.15

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (“Lease”) is made this _____ day of _____ 2009, by and between Annapolis Exchange Lot IV, LLC (the “Landlord”) and Howard Bank, a Maryland banking corporation (the “Tenant”).

WITNESSETH, that for good and valuable consideration, the Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, certain space containing approximately 2,406 rentable square feet of floor area (the “Premises”) on the first floor of an office building known as One Annapolis Exchange (the “Building”), as more particularly shown on the floor plan attached hereto as Exhibit A, which Building together with other real property and improvements is located at 1997 Annapolis Exchange Parkway, Annapolis, Maryland (collectively the “Property”), all upon the following terms and conditions:

ARTICLE I - TERM

§1.01           Length.

This Lease shall be for a term (the “Term”) which begins on that date (the “Commencement Date”) which is the earlier of (i) the first date on which the initial improvements to the Premises described in §5.01 below are substantially complete (i.e., sufficient for the Tenant to occupy such Premises and undertake business therein), or (ii) the date on which Tenant actually moves into occupancy of the Premises and conducts business therein.  The Term shall be for sixty-two (62) months plus the fractional part of the month, if any, from the Commencement Date through the last day of the calendar month immediately prior to the first full calendar month of the Term, and shall expire at midnight on the last day of the calendar month in which the Term shall end (the “Expiration Date”).  In the event that the Tenant enters into occupancy of the Premises prior to the Commencement Date for the purpose of constructing improvements or installing fixtures therein (and without conducting business therein), then all terms of this Lease except that regarding the payment of rent and other charges shall apply to such occupancy.

§1.02           Confirmation.

Landlord shall, within 30 days after the commencement of the Term, confirm to Tenant in writing the actual dates of the Commencement Date and the Expiration Date.  In addition, either party shall have the right upon completion of the Space Improvements to have the rentable square footage of the Premises verified by an independent, licensed architect selected by Landlord.  If the rentable square footage of the Premises is different from that set forth in the second paragraph of the Lease, the rentable square footage shall be restated by Lease amendment and the Base Rent and Additional Rent adjusted accordingly.

§1.03           Surrender.

The Tenant shall at the expiration of the Term or any earlier termination of this Lease (a) promptly surrender to the Landlord possession of the Premises, including any fixtures or other improvements which under the provisions of this Lease are property of the Landlord, all in good order and repair (ordinary wear and tear and damage by insured casualty excepted) and broom clean, (b) remove therefrom the Tenant’s signs, goods and effects and any machinery, trade fixtures and equipment used in conducting the Tenant’s trade or business and not owned by the Landlord, and (c) repair any damage to the Premises or the Building caused by such removal.

§1.04           Holding Over.

If the Tenant continues to occupy the Premises beyond the Expiration Date or any earlier termination of this Lease, such occupancy shall be subject to all of the same terms and conditions as are contained in this Lease, except that the rental payable during the period of such occupancy shall be equal to one and one-half (1½) times the amount of all Rent which was last in effect during the Term.  Nothing in the foregoing shall be deemed in any way to limit or impair the Landlord’s right to immediately evict the Tenant or exercise its other rights and remedies under the provisions of this Lease or applicable law, including collection of consequential damages, on account of the Tenant’s occupancy of the Premises without having obtained Landlord’s prior consent.

ARTICLE II - RENT

§2.01           Base Rent.

Tenant shall pay a minimum annual rental in each one-year period during the Term hereof which shall be referred to hereinafter as “Base Rent.” Base Rent shall be calculated and increased for each year at the anniversary of the Rent Commencement Date by three percent (3%) over the Base Rent for the immediately preceding year.  For the first one-year period, the Base Rent shall be as follows:

Months	Annual	Monthly	PSF

0 — 2	$0	$0	$32.00

3-14	$76,992.00	$6,416.00	$32.00

The “Rent Commencement Date” shall be that date which is sixty (60) days after the Commencement Date.  Tenant shall have free Base Rent for such sixty (60) day period.  For the three month period commencing January 1, 2010 and ending on March 31, 2010, the base rent will be deferred such that the annual base rent of $76,992.00 will be paid over the remainig nine months of 2010.  Thus, the monthly base rent for the months of January through March of 2010 will be zero, and the monthly base rent for the nine months of April through December of 2010 will be $8,554.67.  Beginning January 1, 2011, the base rent reverts back to the amounts dictated by the terms of this lease.

§2.02           Real Estate Taxes.

Tenant shall pay to Landlord in each year of the Term a proportionate share (the “Proportionate Share”) of the amount, if any, by which the Real Estate Taxes (defined below) applicable to the Property in each such year exceeds the Base Real Estate Taxes (defined below).  For these purposes, the fraction used in determining the Tenant’s Proportionate Share shall be the fraction reached by dividing the number of rentable square feet of the Premises set forth on page 1 hereof by 118,275, which is the total number of rentable square feet in the Building.  The term “Real Estate Taxes” shall be construed to mean any and all real property taxes, assessments, sewer rates, ad valorem charges, rents and charges, front foot benefit charges, all other governmental impositions in the nature of any of the foregoing, and all costs and expenses (including attorneys’ fees and costs of court or other proceedings) incurred in contesting property tax assessments or any other such governmental impositions.  The “Base Real Estate Taxes” shall be the Real Estate Taxes imposed in connection with the Building and the Property and applicable during 2009/2010 tax year.  Tenant shall not be entitled to any credit or rebate in the event Real Estate Taxes during any one year in the Term are lower than the Base Real Estate Taxes.  Notwithstanding anything herein to the contrary, in calculating the Tenant’s Proportionate Share for any year, Landlord shall have the right to include in “Real Estate Taxes” all of the same taxes and assessments that are imposed on other real property which is adjacent to the Property or part of the same complex, provided that for such calculations the denominator used in determining the Tenant’s Proportionate Share shall include the rentable square footage of all buildings on such adjacent property.

§2.03           Operating Expenses.

Tenant shall pay to Landlord in each year of the Term a Proportionate Share of the amount by which the Operating Expenses (defined below) for each such year exceed the Base Operating Expenses (defined below).  For these purposes, the fraction used in determining the Tenant’s Proportionate Share shall be the fraction reached by dividing the number of rentable square feet of the Premises set forth on page 1 hereof by the total number of rentable square feet in the Building.  “Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature incurred in connection with the ownership, management, maintenance, repair and operation of the Building and Property, including but not limited to the following: (1) cost of wages and salaries of all employees engaged in the operation and maintenance of the Building and surrounding grounds and common areas, including but not limited to payroll taxes, insurance and benefits; (2) cost of all supplies and materials used in the operation, maintenance and repair of the Building and all other portions of the Property; (3) cost of all utilities (including surcharges) including but not limited to water, sewer, electricity and gas for both the rentable space and the common areas of the Building; (4) costs incurred under all maintenance and service agreements for the Building, including but not limited to access control, energy management services, window cleaning, elevator maintenance, janitorial service and landscaping; (5) cost of insurance relating to all of such property, including but not limited to the cost of casualty and liability insurance; (6) cost of repairs and general maintenance to the Building; (7) property management fees and expenses; (8) cost of audit and accounting services; (9) intentionally omitted; (10) the costs of any repairs, replacements or capital improvements required or made necessary by law or changes in law; (11) cost of any capital improvements made to the Building that, in Landlord’s reasonable judgment, will reduce other operating expenses or increase energy efficiency, provided such costs are amortized in accordance with generally accepted accounting principles (“GAAP”) at such rates as may have been paid by Landlord on funds borrowed for the purpose of constructing such capital improvements or, if no such funds were borrowed, at such reasonable rates as are not in conflict with GAAP; and (12) cost of any licenses or permits required by any public authority.  For purposes of this provision, Operating Expenses shall not include (a) the cost of capital improvements (except as expressly provided above), (b) the costs of tenant improvements within tenant spaces, (c) ground rent or debt service, or (d) depreciation.  If the Rent Commencement date is before September 30, 2009, the “Base Operating Expenses” shall be the Operating Expenses applicable during calendar year 2009, however should the Rent Commencement Date fall after September 30, 2009, the “Base Operating Expenses” shall be the Operating Expenses applicable during calendar year 2010.  Tenant shall not be entitled to any credit or rebate in the event Operating Expenses in any one year during the Term are lower than the Base Operating Expenses.

§2.04           When Due and Payable.

(A)               All rental obligations set forth in the foregoing provisions and elsewhere in this Lease, except for Base Rent, shall be referred to hereinafter as “Additional Rent”, including but not limited to building expenses, insurance, taxes, interest, late charges, and attorney’s fees.  All Base Rent and Additional Rent are sometimes hereinafter together referred to as “Rent.”

(B)                The Base Rent for each year (or part thereof) during the Term shall be due and payable in 12 consecutive, equal monthly installments, in advance, without notice, demand, abatement, deduction or setoff, on the first day of each calendar month from and after the Rent Commencement Date during the Term, provided, however, that if the Term of this Lease shall commence on a day other than the first day of a month, the first payment shall include any prorated Base Rent for the period from the Rent Commencement Date to the first day of the first full calendar month thereafter, and further provided that the installment of Base Rent for the first full calendar month after (or which may include) the Rent Commencement Date shall be due upon the Commencement Date.  All checks should be made payable to Annapolis Exchange Lot IV, LLC and the payments shall be sent to Colliers Pinkard, 100 Light Street, Suite 1400, Baltimore, Maryland 21202, Attn: Accounts Receivable, or to such other address as Landlord may designate in writing.

(C)                Tenant shall pay all Additional Rent within 30 days after being billed therefor by Landlord.  However, Landlord may, at its discretion, (a) make from time to time during the Term a reasonable estimate of the Additional Rent which may become due for any year, (b) require the Tenant to pay to the Landlord such Additional Rent in equal installments at the time and in the manner that the Tenant is required hereunder to pay monthly installments of Base Rent, and (c) at the Landlord’s reasonable discretion, increase or decrease from time to time during such year the amount initially estimated for such year, all by giving the Tenant written notice thereof.  In such event, the Landlord shall cause the actual amount of such Additional Rent to be calculated, and the Tenant or the Landlord shall within 30 days pay to the other the amount of any deficiency or overpayment, whichever the case may be.

(D)                Landlord shall have the right to apply any payment of Rent by Tenant to any amounts outstanding, in any order, in Landlord’s sole discretion.  Acceptance by Landlord of any partial payment of Rent shall not be deemed a waiver or satisfaction of the Tenant’s obligation to pay all remaining amounts of Rent hereunder, which amounts shall remain due in their entirety according to the terms of this Lease.

§2.05           Proration.

All items of Rent shall be prorated, based on actual days elapsed, for any month during the Term which is not a full calendar month or in which two different rental rates are applicable.  Appropriate prorations shall also be made in determining the Tenant’s Proportionate Share of increases in Real Estate Taxes to the extent the tax/fiscal year is not a calendar year.  In addition, at Landlord’s election, the Tenant’s Proportionate Share of increases in Real Estate Taxes and in Operating Expenses may be calculated on a per square foot basis; in this case, the Tenant’s Proportionate Share shall be equal to (a) the difference between (1) the total Real Estate Taxes or Operating Expenses (as the case may be) for the year in question divided by the square footage of the Building and (2) the Base Real Estate Taxes or Base Operating Expenses (as the case may be) divided by the square footage of the Building, (b) multiplied by the number of rentable square feet in the Premises.  If only part of any calendar year falls within the Term, the amount computed as Additional Rent for such calendar year under the foregoing provisions of this section shall be appropriately prorated, but the expiration of the Term before the end of a calendar year shall not limit the Tenant’s obligation hereunder to pay the prorated portion of Additional Rent applicable to that portion of such calendar year falling within the Term.

§2.06           Late Penalties.

Each such payment of Rent shall be made promptly when due, without any demand, deduction or setoff whatsoever, at the place directed by Landlord.  Any payment of Rent not made when due shall, at Landlord’s sole option, bear interest at the rate of 18% per annum from the due date until paid.  Additionally, any payment of Rent not paid within 10 days of when due shall be considered delinquent and subject to a late payment charge, for each occurrence of delinquency, of 5% of the amount overdue and payable.  This late payment charge shall be in addition to the interest provided for above and shall be due and payable with the next succeeding Rent payment.  The obligation to pay Rent shall survive termination of this Lease.

§2.07           Security Deposit.

Upon signing this Lease, Tenant shall deposit with the Landlord the sum of $6,416.00, which shall be retained by the Landlord as security for the Tenant’s payment of Rent and performance of all of its other obligations under the provisions of this Lease.  On the occurrence of an Event of Default (as defined herein), the Landlord shall be entitled, at its sole discretion, to (i) apply any or all of such sum in payment of any Rent then due and unpaid, any expense incurred by the Landlord in curing any such default, and/or any damages incurred by the Landlord by reason of such default (including but not limited to attorneys’ fees), in which event Tenant shall immediately restore the amount so applied, and/or (ii) to retain any or all of such sum in liquidation of any or all damages suffered by the Landlord by reason of such default.  However, the foregoing shall not serve in any event to limit the rights, remedies and damages accruing to Landlord under Article XIV or any other provision of this Lease on account of default by Tenant.  The security deposit shall not be applied to the last month’s installment of Rent; rather, upon the termination of this Lease, any of such security deposit then remaining shall be returned to the Tenant.  Such security deposit shall not bear interest while being held by the Landlord hereunder.

ARTICLE III - USE OF PREMISES

§3.01           Use.

The Tenant shall use the Premises for general office purposes and for no other purposes.

§3.02           Laws.

Tenant shall comply with any and all federal, state and local laws, ordinances and regulations, including but not limited to the Americans With Disabilities Act, applicable to the Premises, to the Tenant’s use of the Premises or to any common areas of the Property, and Tenant shall make any changes or improvements to the Premises required thereby, subject to §5.03 hereof, provided, however, that Landlord shall be responsible to make any changes or improvements to the Premises which are required because the Premises or common areas of the Property were in actual violation of any federal, state and local laws, ordinances and regulations, including but not limited to the Americans With Disabilities Act, as of the Commencement Date.

§3.03           Common Areas.

The Landlord hereby grants to the Tenant a non-exclusive license to use (a) all elevators, stairways, lobbies, hallways and other common areas of the Building, and (b) all portions of the grounds on which the Building is located which are manifestly designed and intended for common use by the occupants of the Building, all for pedestrian ingress and egress to and from the Premises.  Such license shall be exercised in common with the Landlord and other tenants and their respective employees and invitees and in accordance with the Rules and Regulations promulgated from time to time pursuant to the provisions of Article XI.  Tenant shall be entitled to have its name inserted in the Building directory and Building standard suite entry exterior signage, the costs of the same to be paid by Landlord.  Tenant shall also have access to and the right to park in 4.3 standard parking spaces per 1,000 square feet of Premises, for use in common with other tenants of the Building, in designated common parking areas adjacent to the Building, and at no cost to Tenant during the Term.  Tenant shall take steps to insure that its usage of parking at the Building by its employees and visitors conforms to such ratio.  Additional covered garage parking spaces shall be available to Tenant for lease at the rate of $75.00 per month, per space.

ARTICLE IV - INSURANCE AND INDEMNIFICATION

§4.01           Tenant’s Insurance.

The Tenant shall procure and maintain, at its expense and throughout the Term, the following insurance:

 (a)           General public liability insurance against loss or liability in connection with bodily injury, death, property damage or destruction occurring within the Premises or arising out of the use thereof by the Tenant or its agents, employees, invitees and licensees, having such limits as are reasonably required by the Landlord from time to time, but in any event not less than (i) $1,000,000 for bodily injury to or death of any one person during any one occurrence, (ii) $2,000,000 for bodily injury to or death of all persons in any one occurrence, and (iii) $500,000 for property damage or destruction during any one occurrence;

(b)           Contractual liability insurance covering all contractual indemnities by Tenant contained in this Lease;

(c)           All-risk casualty insurance covering all alterations and improvements to the Premises (regardless of ownership) and all furniture, equipment and fixtures of the Tenant in the Premises up to the replacement value of such property.

Each liability policy shall name the Tenant, the Landlord, and the Landlord’s managing agent (and, at the Landlord’s request, any mortgagee) as the insureds thereunder.  Each liability, property, and other policy shall (i) by its terms, not be cancelable without at least 30 days’ prior written notice to the Landlord (and, at the Landlord’s request, any mortgagee), and (ii) be issued by an insurer of recognized responsibility licensed to issue such policy in the state in which the premises are located and having a Best’s rating of A- or better.  At least 5 days before the Commencement Date, Tenant shall deliver to the Landlord a copy or certificate of each such policy.  At least 30 days before any such policy expires, Tenant shall deliver to the Landlord a certificate of renewal or replacement therefor.

§4.02           Landlord’s Insurance.

The Landlord shall maintain throughout the Term all-risk or fire and extended coverage insurance upon the Building in an amount of at least 80% of the replacement value thereof.  The cost of the premiums for such insurance and of each endorsement thereto shall be deemed, for purposes of §2.03 hereof, to be a cost of operating and maintaining the Property.

§4.03           Waiver of Right of Recovery.

Neither party, nor its officers, directors, employees, agents or invitees, nor, in case of Tenant, its subtenants, shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, when such loss is caused by any of the perils which are or could be insured against under a standard policy of full replacement cost insurance for fire, theft and all risk coverage, or losses under workers’ compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees (this clause shall not apply, however, to any damage caused by intentionally wrongful actions or omissions); provided, however, that if, by reason of the foregoing waiver, either party shall be unable to obtain any such insurance, such waiver shall be deemed not to have been made by such party and, provided, further, that if either party shall be unable to obtain any such insurance without the payment of an additional premium therefor, then, unless the party claiming the benefit of such waiver shall agree to pay such party for the cost of such additional premium within thirty (30) days after notice setting forth such requirement and the amount of the additional premium, such waiver shall be of no force and effect between such party and such claiming party.  Each party shall use reasonable efforts to obtain such insurance from a company that does not charge an additional premium or, if that is not possible, one that charges the lowest additional premium.  Each party shall give the other party notice at any time when it is unable to obtain insurance with such a waiver of subrogation without the payment of an additional premium and the foregoing waiver shall be effective until thirty (30) days after notice is given.  Each party represents that its current insurance policies allow such waiver.  The provisions of this Section shall not limit the indemnification for liability to third parties pursuant to §4.04.

§4.04           Indemnification.

To the maximum extent permitted by law, but subject to the provisions of Subsection 4.03, Tenant indemnifies Landlord and agrees to save Landlord harmless and, at the option of Landlord, defend it from and against any and all claims, actions, damages, liabilities and expenses (including attorneys’ and other professional fees) judgments, settlement payments, and fines paid, incurred or suffered by Landlord in connection with loss of life or personal injury, or damage to property or to the environment, suffered by third parties, or in connection with any accident, injury or damages whatever in the Premises, and arising from or out of the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Premises during the Term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises.  To the maximum extent permitted by law, Tenant shall occupy and use the Premises, the Building and the common areas at Tenant’s own risk.  All property of Tenant shall be and remain at the sole risk of Tenant.  Tenant hereby expressly agrees that Landlord and its agents, servants and employees shall not be liable or responsible for any damage or injury to the person or to the equipment, appliances, furniture, or other personal property property of Tenant directly or indirectly caused by any source, circumstance or cause whatsoever.

ARTICLE V - IMPROVEMENTS TO PREMISES

§5.01           Space Improvements.

A.                 Landlord shall undertake such improvements to the Premises as are mutually agreed between Landlord and Tenant and shown on Exhibit B attached hereto (the “Space Improvements”).  Landlord shall pay the costs of the Space Improvements, provided that Tenant shall be obligated to pay for (i) any costs of any additional improvements beyond that described on Exhibit B, and (ii) any costs of any changes or modifications to the improvements described on Exhibit B.  Tenant shall pay to Landlord any such amounts (if any) within 15 days after receiving Landlord’s written statement and bill therefor.

B.                 Landlord shall use commercially reasonable efforts to complete the Space Improvements on or before the Target Date set forth in § 1.01 hereof, but Landlord shall have no liability to the Tenant hereunder if prevented from doing so due to strike or other labor troubles, governmental restrictions, failure or shortage of utility service, national or local emergency, accident, flood, fire or other casualty, adverse weather condition, other act of God, inability to obtain a building permit or a certificate of occupancy, or any other cause beyond the Landlord’s reasonable control.  If any delay in completion of the Space Improvements or in delivering possession of the Premises to Tenant are caused by Tenant, including but not limited to Tenant’s failure to agree with Landlord on the Space Improvements to be undertaken or Tenant’s requesting changes in the Space Improvements which delay completion thereof, then Tenant shall commence all of its obligations hereunder (including the payments of Rent), and all terms herein shall be effective and binding, on that date reasonably calculated by Landlord or its contractor as the date on which Landlord would have substantially completed the Space Improvements if not for such delay.

C.                  Landlord has requested that Tenant execute this Lease before Tenant has agreed upon a description of the Floor Plan of the Premises or the contents of Exhibit A, or the Space Improvements or the contents of Exhibit B.  Tenant is willing to do so, but only if Tenant shall not be bound in any way by this Lease unless and until Tenant is satisfied, in Tenant’s sole and absolute discretion, with all aspects of the Space Improvements and with the contents of Exhibits A and B.  Accordingly, and notwithstanding anything to the contrary elsewhere in this Lease, this Lease shall not be binding upon Tenant and Tenant shat liability or obligation under or in connection with this Lease unless and until Ten= writing that it is satisfied with all aspects of the Space Improvements and with the o Exhibits A and B.  Tenant shall be entitled to approve or reject any and all aspects of Improvements and any and all aspects of Exhibits A and B (including, but not limited and finishes) in Tenant’s sole and absolute discretion.  At such time as Tenant is sati! the Space Improvements and with the contents of Exhibits A and B, Tenant and Land each execute Exhibits A and B, and Exhibits A and B shall then become a part of this for any reason whatsoever, Landlord and Tenant do not agree upon and execute Exhibits B on or before the date which is 120 (120) days after the date of this Lease, then this L automatically terminate and neither Landlord nor Tenant shall have any liability or obligations the other arising out of or in connection with this Lease, and Landlord shall promptly n prepaid amounts to Tenant

§5.02           Acceptance.

Except for latent defects or work to be performed by Landlord pursuant to §501 above but remaining incomplete, the Tenant shall for all purposes of this Lease be deemed to have accepted the Premises as is upon assuming occupancy thereof and to have acknowledged the Premises to be in the condition required hereunder.

§5.03           Tenant’s Alterations.

The Tenant shall not make any alteration, addition or improvement to the Premises whether structural or nonstructural and including any signs or other items which may be visible from the exterior of the Premises, without the Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Tenant shall provide such drawings, plans and specifications as are requested by Landlord in reviewing any such proposed improvements.  If the Landlord consents to any such proposed alteration, addition or improvement, it shall be made at the Tenant’s sole expense (and the Tenant shall hold the Landlord harmless from any cost incurred on account thereof), and at such time and in such manner as to not unreasonably interfere with the use and enjoyment of the remainder of the Property by any other tenant or other person.  All such alterations and improvements shall comply in all respects with any and all applicable federal, state and local laws, ordinances and regulations, including but not limited to the Americans With Disabilities Act and regulations promulgated thereunder.  Furthermore, Tenant shall indemnify Landlord from all damages, losses or liability arising from such alterations or improvements or the construction thereof by Tenant or by any other party other than Landlord.

§5.04           Mechanics’ Liens.

The Tenant shall (a) immediately bond or have released any mechanics’, materialman’s or other lien filed or claimed against any or all of the Premises, the Building, or any other property owned or leased by the Landlord by reason of labor or materials provided for the Tenant or any of its contractors or subcontractors, or otherwise arising out of the Tenant’s use or occupancy of the Premises, and (b) defend, indemnify and hold harmless the Landlord against and from any and all liability or expense (including but not limited to attorneys’ fees) incurred by the Landlord on account of any such lien or claim.

§5.05           Removal of Cabling, Alterations.

Unless Landlord otherwise specifically agrees in writing at or prior to installation, all data and communications cabling and equipment installed in Premises or otherwise in the Building, and which was installed (either as Space Improvements or alterations) specifically to serve the Tenant in its use of the Premises, shall be removed by Tenant upon the termination of the Lease, at Tenant’s sole cost and expense.  Tenant shall repair any damage to the Premises or the Building caused by the removal of such cabling and equipment and shall restore the Premises and Building to substantially the same condition as existed prior to the installation of such cabling and equipment.  If Landlord intends to elect to require that any other alterations proposed to be made by Tenant to the Premises be removed at the termination of this Lease, then Landlord shall be made by Tenant to the Premises be removed at the termination of this Lease, then Landlord shall so indicate to Tenant at the time Landlord gives its consent to the construction or installation of such alterations; otherwise, such Alterations shall be permitted to remain in the Premises and not be removed as of the termination of this Lease.  If Landlord elects to require that other alterations made by Tenant to the Premises be removed at the termination of this Lease, then Tenant hereby agrees to cause the same to be removed at its sole cost and expense.  If Tenant fails to remove any of the same, then Landlord may cause them to be removed at Tenant’s expense, and Tenant hereby agrees to reimburse Landlord for all fees and costs which Landlord incurs due to Tenant’s failure to remove the same.  Alternatively, Landlord may elect that all or any of the cabling and equipment or other alterations shall remain at the termination of this Lease and not be removed.

§5.06           Fixtures.

Any and all improvements, repairs, alterations or other property attached to, used in connection with or otherwise installed within the Premises by the Landlord or the Tenant shall, immediately on the completion of their installation, become the Landlord’s property without payment therefor by the Landlord, except that any furniture, appliances and office equipment installed by the Tenant and used in the conduct of the Tenant’s trade or business (rather than to service the Premises or any of the remainder of the Building or the Property) shall remain the Tenant’s property.

ARTICLE VI - MAINTENANCE AND SERVICES

§6.01           Ordinary Services.

During the hours of 8:00 a.m. to 6:00 p.m.  Monday through Friday and 9:00 a.m. to 12:00 p.m.  on Saturdays (except federal holidays) in the appropriate seasons of the year, Landlord shall provide heating and air-conditioning to the Premises for the comfortable use and occupancy of the Premises.  In addition, Landlord shall provide (a) electricity and water suitable for the use of the Premises in accordance with the provisions of §3.01, (b) automatic elevator service within the Building, and (c) janitorial service Monday through Friday (except federal holidays) after normal business hours and trash removal service.  All such services shall be an Operating Expense of the Building for which Tenant pays a Proportionate Share as described in §2.03 above.  Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

§6.02           Extraordinary Services.

The Landlord shall not be obligated to provide to or for the benefit of the Premises any of the services referred to in the provisions of §6.01 above other than during the hours referred to therein.  If the Tenant requests such services to be continued during extended hours, Tenant shall pay to the Landlord as Additional Rent the amount from time to time charged by the Landlord for such extended service, such amount to be calculated as a function of the costs to provide such services during extended hours and the number of tenants sharing same at the time requested.

§6.03           Excessive Use.

The Tenant shall not, without first obtaining the Landlord’s written consent thereto, install within the Premises any electrical machinery, appliances or equipment (including, by way of example rather than of limitation, any electrical heating, cooking, water-heating or refrigeration equipment, kitchen equipment, photocopying equipment, electronic data processing machinery, reproduction equipment or punch-card machinery) which uses electrical current in excess of that which is standard for the Building, and Tenant shall pay as Additional Rent the additional expense incurred by the Landlord as a result of any of the foregoing, including that resulting from any installation of such equipment.  In the event Landlord reasonably determines Tenant is consuming a disproportionate amount of electricity or other utilities at the Premises in relation to other tenants, and regardless of whether such determination is reached by surveys, submetering, or other methods, Landlord may, at its option, either (a) install at Tenant’s expense a submeter gauging consumption of the respective utility at the Premises, in which case Tenant shall arrange to pay such utility directly to the supplier, or (b) require that Tenant pay Landlord monthly, as Additional Rent, the cost of such additional electricity or other utilities, which cost shall be estimated on a monthly basis by the Landlord using its reasonable discretion.

§6.04           Maintenance by Tenant.

The Tenant shall at all times maintain the interior of the Premises in good, clean and safe repair and condition, ordinary wear and tear excepted.

§6.05           Maintenance by Landlord.

The Landlord shall furnish, supply and maintain in good order and repair (a) the roof and other structural portions of the exterior of the Building, (b) all hallways, stairways, lobbies, elevators, heating and air-conditioning facilities and restroom facilities, (c) all standard interior light fixtures and bulbs, including that within the Premises, and (d) all other common areas.

§6.06           Interruption.

The Landlord shall have no liability to the Tenant on account of any failure, modification or interruption of electricity, water or other utility or HVAC or other service, but in the event of interruption Landlord shall take reasonable steps to provide for the resumption of such service to the extent the same is within Landlord’s control.

ARTICLE VII - RIGHT OF ENTRY

§7.01           Right of Entry.

Landlord and its agents and contractors shall be entitled to enter the Premises at any time (a) to inspect the Premises, (b) to exhibit the Premises to any existing or prospective purchaser, tenant or mortgagee thereof, (c) to make any alteration, improvement or repair to the Building or the Premises, or (d) for any other purpose relating to the operation or maintenance of the Property, all provided that the Landlord shall (1) give the Tenant at least 24 hours’ prior notice of its intention to enter the Premises (unless doing so is impractical or unreasonable because of emergency), and (2) use reasonable efforts to avoid interfering with the Tenant’s use and enjoyment thereof.

ARTICLE VIII - CASUALTIES

§8.01           General.

If the Premises are damaged by fire or other casualty during the Term, then the following shall apply:

(A)               The Landlord shall restore the Premises with reasonable promptness, taking into account the time required by the Landlord to effect a settlement with, and to procure any insurance proceeds from, any insurer against such casualty, to substantially the same condition as existed immediately before such casualty.  Landlord may temporarily enter and possess any or all of the Premises for such purpose.  The Landlord shall not be obligated to repair, restore or replace any fixture, improvement, alteration, furniture or other property owned or installed by the Tenant.

(B)                The times for commencement and completion of any such restoration shall be extended for the period of any delay arising due to force majeure causes beyond the Landlord’s control.  If the Landlord undertakes to restore the Premises and such restoration is not accomplished within 180 days plus the period of any extension for force majeure as aforesaid, the Tenant may terminate this Lease by giving written notice thereof to the Landlord within 30 days after the expiration of such period as so extended.

(C)                From the time of such casualty to the completion of restoration as described above, Tenant’s rental obligations shall be abated proportionately from that portion of the Premises which is rendered untenantable as a result of the casualty.

§8.02           Substantial Destruction.

Anything contained in the foregoing provisions of this section to the contrary notwithstanding:

(A)               If during the Term the Building is so damaged by fire or other casualty that (a) either the Premises or the Building are rendered substantially unfit for occupancy, as reasonably determined by the Landlord, or (b) the Building is damaged to the extent that the Landlord elects to demolish the Building, or if any mortgagee or lender requires that any or all of the insurance proceeds issued on account thereof be used to retire any or all of the debt secured by its mortgage, then in any such case the Landlord may elect to terminate this Lease as of the date of such casualty by giving written notice thereof to the Tenant within 60 days after such date; and

(B)                In such event, (1) the Tenant shall pay to the Landlord the Base Rent and any Additional Rent payable by the Tenant hereunder and accrued through the date of such casualty, (2) the Landlord shall repay to the Tenant any and all prepaid Rent for periods beyond such casualty, and (3) the Landlord may enter upon and repossess the Premises without further notice.

ARTICLE IX – CONDEMNATION

§9.01           Right to Award.

If any or all of the Premises are taken by the exercise of any power of eminent domain or are conveyed to or at the direction of any governmental entity under a threat of any such taking (each of which a “Condemnation”), the Landlord shall be entitled to collect from the condemning authority thereunder the entire amount of any award or consideration for such conveyance, without deduction therefrom for any leasehold or other estate held by the Tenant under this Lease.  The Landlord shall be entitled to conduct any condemnation proceeding and any settlement connected therewith free of interference from the Tenant, and the Tenant hereby waives any right which it has to participate therein.  However, the Tenant may seek, in a separate proceeding, a separate award on account of any damages or costs incurred by the Tenant as a result of any such Condemnation, so long as such separate award in no way diminishes any award or payment which the Landlord would otherwise receive as a result of such Condemnation.

§9.02           Effect of Condemnation.

If (a) all of the Premises are covered by a Condemnation, or (b) any part of the Premises is covered by a Condemnation and the remainder is insufficient for the reasonable operation of the Tenant’s business, or (c) any of the Building is covered by a Condemnation and, in the Landlord’s reasonable opinion, it would be impractical to restore the remainder thereof, or (d) any of the rest of the Property is covered by a Condemnation and, in the Landlord’s reasonable opinion, it would be impractical to continue to operate the remainder of the Property thereafter, then, in any such event, the Term shall terminate on the date on which possession of the property covered by such Condemnation is taken by the condemning authority thereunder, and all Rent (including any Additional Rent and other charges payable hereunder) shall be apportioned and paid to such date.  If there is a Condemnation and the Term does not terminate pursuant to the foregoing provisions of this subsection, the operation and effect of this Lease shall be unaffected by such Condemnation, except that the Base Rent shall be reduced in proportion to the square footage of floor area, if any, of the Premises covered by such Condemnation.

§9.03           Interruption.

If there is a Condemnation, the Landlord shall have no liability to the Tenant on account of any (a) interruption of the Tenant’s business upon the Premises, (b) diminution in the Tenant’s ability to use the Premises, or (c) other injury or damage sustained by the Tenant as a result of such Condemnation.

ARTICLE X - ASSIGNMENT AND SUBLETTING

§10.01         Consent.  Tenant agrees to not (a) assign any of its rights under this Lease or (b) make or permit any sublease, license, mortgage, pledge or other transfer of any part of the Premises (any of the foregoing in (a) or (b) hereinafter referred to as a “Transfer”), without first obtaining the Landlord’s written consent thereto, which consent shall not be unreasonably withheld.  If consent to any one Transfer is given, such consent shall not extend to any subsequent Transfer.  The Landlord shall be entitled, at its sole discretion, to condition any such consent upon the entry by such person into an agreement with (and in form and substance satisfactory to) the Landlord, by which it assumes all of the Tenant’s obligations hereunder.  Any person to whom any Transfer is attempted without such consent shall have no claim, right or remedy whatsoever hereunder against the Landlord, and the Landlord shall have no duty to recognize any person claiming under or through such Transfer.  However no consent from the landlord is required for any transfers to related affiliates of the tenant, or in conjunction with the sale, assignment, or transfer of a controlling interest in the ownership of the tenant.

Conditions.  Notwithstanding (and without limiting) any other provisions of this Section, subsequent to the Commencement Date Landlord agrees not to unreasonably withhold its consent to an assignment of this Lease or a subletting of the entire Premises by Tenant named herein, provided that:

(A)           Information on Assignee or Subtenant.  If Tenant desires to Transfer this Lease in whole or in part, Tenant shall submit to Landlord (i) in writing, the name and address of the proposed Transferee, a reasonably detailed statement of the proposed Transferee’s business, and reasonably detailed information as to the character, reputation and business experience of the proposed assignee or subtenant, as well as reasonably detailed financial references and information concerning the financial condition of the proposed Transferee (including, at Tenant’s expense, a current Dun & Bradstreet report and a financial statement certified as being true and correct by the chief financial executive of the proposed assignee or subtenant); (ii) a fully executed copy of the proposed Transfer document, the effective date of which shall be at least thirty (30) days after the date on which Tenant shall have furnished Landlord with all of the information required pursuant to (i) above and which shall be conditioned on Landlord’s consent thereto; and (iii) an agreement in form and substance satisfactory to Landlord by Tenant to indemnify Landlord against liability resulting from any claim made against Landlord by the proposed Transferee or by any broker claiming a commission in connection with the proposed Transfer;

(B)           Tenant Not in Breach or Default.  No Event of Default on Tenant’s part can exist at the time of the consent request and at the effective assignment or subletting date;

(C)           Terms of Lease Govern.  Any assignment or subletting will be upon and subject to all terms and conditions of this Lease, including those regarding the permitted use of the Premises;

(D)           Assumption; Attornment.  Any assignment must specifically state (and, if it does not, it will be deemed to specifically state) that the assignee assumes and agrees to be bound by all terms and conditions of this Lease, and any sublease must specifically state (and, if it does not, it will be deemed to specifically state) that at Landlord’s election the subtenant will attorn to Landlord and recognize Landlord as Tenant’s successor under the sublease for the balance of the sublease term if this Lease is surrendered by Tenant or terminated by reason of Tenant’s default;

(E)           Cost.  Upon request and as Additional Rent Tenant will pay to Landlord all costs incurred by Landlord in connection with any actual or proposed Transfer, including, without limitation, the costs of making investigations as to the acceptability of the proposed subtenant or assignee, for document review and/or preparation in connection with the proposed transaction and reasonable legal costs incurred, in connection with any requested consent;

(F)           Building’s Existing Tenants and Occupants.  No assignment or subletting will be to a then-existing tenant or occupant of the Building;

(G)           Rental Rate.  No assignment or subletting will be for a rental rate which is below the rate which is then being paid by tenants for comparable space in the Building;

(H)           Approval by Mortgagee.  The assignment or subletting must first be approved in writing by any mortgagee of Landlord having the right of approval thereof;

(I)           Exclusives.  Any proposed assignment or subletting by Tenant shall be subject to and limited by any exclusives or superior rights granted by Landlord to other tenants of the Building; and

(J)           Additional Security.  Upon request the assignee (in the case of a proposed assignment) or Tenant (in the case of a proposed subletting) will increase the original security deposit hereunder to such amount as Landlord may require (or if no security was initially deposited hereunder, will post with Landlord such security as Landlord may require).

Denial of Consent Not Unreasonable.  Without limiting Landlord’s rights, it is agreed that Landlord will not be deemed to be unreasonable if it does not approve any assignee or subtenant which will:

(A)           Perform governmental or quasi-governmental functions; or

(B)           Perform medical services; or

(C)           Operate any business that in Landlord’s reasonable opinion is unsuitable for the then tenant mix and character of the Building; or

(D)           Result in the subletting, or subletting and assignment, of the Premises for occupancy by more than one (1) sublessee or assignee.

§10.02         No Release.

No such Transfer or other action taken with or without the Landlord’s consent shall in any way relieve or release the Tenant from full liability for the timely performance of all of the Tenant’s obligations under this Lease.

§10.03         Excess Rents.

In the event that Tenant effects a Transfer and at any time receives periodic rent and/or other consideration which exceeds that which Tenant is obligated to pay to Landlord hereunder, Tenant shall pay to Landlord one half (1/2) of such excess rent or other consideration (net of Tenant’s reasonable out-of-pocket costs incurred in connection with such Transfer), all of promptly (but in no event later than 2 days) after receipt of such monies.

§10.04         Landlord’s Transfers.

Landlord shall have the unrestricted right to assign or transfer this Lease to purchasers of the Building, to holders of mortgages or deeds of trust on the Building, or to any other party.

ARTICLE XI - RULES AND REGULATIONS

§11.01          Landlord’s Rules.

The Landlord shall have the right to impose and subsequently modify, from time to time and at its sole discretion, reasonable rules and regulations (hereinafter referred to as the “Rules and Regulations”) having uniform applicability to all tenants of the Building (subject to the provisions of their respective leases) and governing their use and enjoyment of the Building and the remainder of the Property.  The Tenant and its agents, employees, invitees and licensees shall comply with such Rules and Regulations.  A copy of the Rules and Regulations in effect on the date hereof is attached hereto as Exhibit C.

ARTICLE XII - MORTGAGE LENDERS

§12.01         Subordination.

This Lease shall be subject and subordinate to the lien, operation and effect of each mortgage, deed of trust, ground lease and/or other similar instrument covering any or all of the Premises or the Property, and each renewal, modification or extension thereof (each of which referred to as a “Mortgage”), all automatically and without the necessity of any further action by either party hereto, provided, however, that in the event the beneficiary under any such Mortgage (referred to as a “Mortgagee”) succeeds to the interest of Landlord hereunder through foreclosure or otherwise, such Mortgagee shall honor this Lease and not disturb Tenant in its possession of the Premises except upon an Event of Default (defined in § 14.01 below).  In addition, Tenant shall attom to any such Mortgagee and agrees that such Mortgagee shall not be liable to Tenant for any defaults by Landlord under this Lease or for any other event occurring prior to such Mortgagee’s succeeding to the interest of Landlord hereunder.

§12.02         Written Agreement.

The Tenant shall, within 7 days after request by the Landlord or any Mortgagee, execute, acknowledge and deliver such further instrument as is requested by Landlord or any Mortgagee to acknowledge the rights of the parties described in §12.01 above and providing such other information and certifications as is reasonably requested.  Any Mortgagee may at any time subordinate the lien of its Mortgage to the operation and effect of this Lease without obtaining the Tenant’s consent thereto, in which event this Lease shall be deemed to be senior to such Mortgage without regard to their respective dates of execution, delivery and/or recordation among the land records of the jurisdiction in which the Property is located.

§12.03         Estoppel Certificate.

The Tenant shall from time to time, within 7 days after request by the Landlord or any Mortgagee, execute, acknowledge and deliver to the Landlord (or, at the Landlord’s request, to any existing or prospective purchaser, assignee or Mortgagee) a written certification (a) that this Lease is unmodified and in full force and effect (or, if there has been any modification, stating the nature of such modification), (b) as to the dates to which the Base Rent and any Additional Rent and other charges arising hereunder have been paid, (c) as to the amount of any prepaid Rent or any credit due to the Tenant hereunder, (d) that the Tenant has accepted possession of the Premises and all improvements thereto are as required hereunder, and the date on which the Term commenced, (e) as to whether, to the best knowledge, information and belief of the Tenant, the Landlord or the Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default), and (f) as to any other fact or condition reasonably requested by the Landlord or such other party.  Any such certificate may be relied upon by the Landlord and any such other party to whom the certificate is directed.

ARTICLE XIII - ENVIRONMENTAL COVENANTS

§13.01         Prohibitions.

Tenant agrees that Tenant, its employees, licensees, invitees, agents and contractors shall not use, manufacture, release, store or dispose of on, under or about the Premises any explosives, flammable substances, radioactive materials, asbestos in any form, paint containing lead, materials containing urea formaldehyde, polychlorinated biphenyls, or any other hazardous, toxic or dangerous substances, wastes or materials, whether having such characteristics in fact or defined as such under federal, state or local laws or regulations and any amendments thereto (all such materials and substances being hereinafter referred to as “Hazardous Materials”) provided that Tenant may store products which are of a type customarily found in offices (such as toner for copiers and the like) in a safe and lawful manner and without contaminating the Premises or the environment.

§13.02         Inspection.

Landlord, in addition to its other rights under this Lease, may enter upon the Premises at any time for the purposes of inspecting to determine whether the Premises or the environment have become contaminated with Hazardous Materials.  In the event Landlord discovers the existence of any such Hazardous Materials due to fault or other act of Tenant or its agents, employees, invitees or licensees, Tenant shall reimburse Landlord upon demand for the costs of such inspection, sampling and analysis.

§13.03         Indemnification

Without limiting the above, Tenant shall indemnify and hold harmless Landlord from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation attorneys’ fees and the costs of any required or necessary repair, cleanup or detoxification, arising out of or in any way connected with the existence, use, manufacture, storage or disposal of Hazardous Materials by Tenant or its employees, agents, invitees, licensees or contractors on, under or about the Premises, the Building or the Property.  The indemnity obligations of Tenant under this clause shall survive any termination of this Lease.

ARTICLE XIV - DEFAULT AND REMEDIES

§14.01         Defaults.

As used in the provisions of this Lease, each of the following events shall constitute, and is hereinafter referred to as, an “Event of Default”:

(A)           If the Tenant fails to (1) pay any Rent or any other sum which it is obligated to pay by any provision of this Lease, when and as due and payable hereunder, or (2) perform any of its other obligations under the provisions of this Lease; or

(B)           If the Tenant or any guarantor of this Lease (1) applies for or consents to the appointment of a receiver, trustee or liquidator of the Tenant or of all or a substantial part of its assets, (2) is subject to a petition in bankruptcy or admits in writing its inability to pay its debts as they come due, (3) makes an assignment for the benefit of its creditors, (4) files a petition or an answer seeking a reorganization or an arrangement with creditors, or seeks to take advantage of any insolvency law, (5) performs any other act of bankruptcy, or (6) files an answer admitting the material allegations of a petition filed against the Tenant in any bankruptcy, reorganization or insolvency proceeding.

§14.02         Grace Period.

Anything contained in the provisions of this article to the contrary notwithstanding, on the occurrence of an Event of Default, the Landlord shall not exercise any right or remedy which it holds under any provision of this Lease or applicable law unless and until:

(A)                The Landlord has given written notice thereof to the Tenant, and

(B)                The Tenant has failed, (1) if such Event of Default consists of a failure to pay money, to pay all of such money within 5 days after such notice, or (2) if such Event of Default consists of something other than a failure to pay money, to fully cure such Event of Default within 15 days after such notice or, if such Event of Default cannot be cured within 15 days and Tenant commences to cure same within 15 days, to fully cure such Event of Default within 30 days; all provided, that

(C)                No such notice shall be required, and the Tenant shall be entitled to no such grace period, (1) in any emergency situation in which the Landlord acts to cure such Event of Default pursuant to the provisions of ‘KB) in § 14.03 below, or (2) an Event of Default occurs more than twice during any 12 month period, or (3) if the Tenant has substantially terminated or is in the process of substantially terminating its continuous occupancy and use of the Premises, or (4) in the case of any Event of Default enumerated in the provisions of ¶(B) in § 14.01 above.

§14.03         Remedies.

Upon the occurrence of any Event of Default, the Landlord may (subject to §14.02 above) take any or all of the following actions:

(A)                Sell at public or private sale all or any part of the fixtures, equipment, inventory and other property belonging to Tenant and in which the Tenant has granted a lien to Landlord under § 14.05 below, at which sale Landlord shall have the right to become the purchaser upon being the highest bidder, and apply the proceeds of such sale, first, to the payment of all costs and expenses of seizing and storing such property and conducting the sale (including all attorneys’ fees), second, toward the payment of any indebtedness, including (without limitation) that for Rent, which may be or may become due from Tenant to Landlord, and, third, to pay Tenant any surplus remaining after all indebtedness of Tenant to Landlord including expenses has been fully paid;

(B)                Perform on behalf of and at the expense of Tenant any obligation of Tenant under this Lease which Tenant has failed to perform, without prior notice to Tenant, the total cost of which by Landlord, together with interest thereon at the rate of 18% per annum from the date of such expenditure, shall be deemed Additional Rent and shall be payable by Tenant to Landlord upon demand;

(C)                With or without terminating this Lease and the tenancy created hereby, re-enter the Premises with or without court action or summary proceedings, remove Tenant and all other persons and property from the Premises, and store any such property in a public warehouse or elsewhere at the costs of and for the account of Tenant, all without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby;

(D)                With or without terminating this Lease, and from time to time, make such improvements, alterations and repairs as may be reasonably necessary in order to relet the Premises, and relet the Premises or any part thereof upon such term or terms (which may be for a term extending beyond the term of this Lease) at such rental or rentals and upon such other terms and conditions (which may include concessions, free rent and/or improvements) as Landlord in its reasonable discretion may deem advisable; and, upon each such reletting, all rentals received by Landlord shall be applied, first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, second, to the payment of all costs and expenses of such reletting (including but not limited to brokerage fees, attorneys’ fees and costs of improvements, alterations and repairs), third, to the payment of all Rent due and unpaid hereunder, and the balance, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder; and/or

(E)                 Exercise any other legal or equitable right or remedy which it may have by law or otherwise.

No reentry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.  Notwithstanding that Landlord may have re-leased the Premises without termination, Landlord may at anytime thereafter elect to terminate this Lease for any previous default.  If the Premises or any part thereof is re-leased, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of; any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent due upon such reletting.  No action taken by the Landlord under the provisions of this section shall operate as a waiver of any right which the Landlord would otherwise have against the Tenant for the Rent hereby reserved or otherwise, and the Tenant shall at all times remain responsible to the Landlord for any loss and/or damage suffered by the Landlord by reason of any Event of Default.

§14.04         Damages.

Upon any Event of Default, Tenant shall remain liable to the Landlord for the following amounts: (a) any Rent of any kind whatsoever which may have become due with respect to the period in the Term which has already expired, (b) all Rent which becomes due during the remainder of the Term, (c) all reasonable costs, fees and expenses incurred by Landlord in leasing the Premises to others from time to time, including but not limited to leasing commissions, construction and other build-out costs, design and permitting costs and the like, and (d) all reasonable costs, fees and expenses incurred by Landlord in pursuit of its remedies hereunder, including but not limited to reasonable attorneys’ fees and court costs.  All such amounts shall be considered as Additional Rent and be due and payable immediately upon demand by Landlord and shall bear interest at 18% per annum until paid.  Furthermore, at Landlord’s option, Tenant shall be obligated to pay, in lieu of item (b) above in this § 14.04, an amount (the “Substitute Amount”) which is equal to the present value of all Rent which would become due during the remainder of the Term, including all Additional Rent which shall be deemed to continue and increase over such remainder of the Term at the average rate of increase occurring over the then-expired portion of the Term, with such present value to be determined by discounting at an annual rate of interest which is equal to 5%.  Provided that the Substitute Amount is actually paid in full to Landlord and the Premises are surrendered by Tenant, Landlord shall affirmatively list the Premises with its broker as available for lease (to the extent Landlord’s contract with such broker does not already apply to all vacant space at the Building), and Tenant shall receive a reduction and reimbursement of all such amounts which is equal to the amount of any rent actually received from others to whom the Premises may be rented during the remainder of the original Term.  Tenant and Landlord acknowledge and agree that payment to Landlord of the foregoing Substitute Amount, together with the corresponding reduction by reimbursement to Tenant of any rent paid by substitute tenants, are a reasonable forecast of the actual damages which will be suffered by Landlord in case of an Event of Default by Tenant, which actual damages are otherwise difficult or impossible to ascertain, and therefore such payment and reimbursement together constitute liquidated damages and not a penalty.  Any suit or action brought by Landlord to collect any such liquidated damages shall not in any manner prejudice any other rights or remedies of Landlord hereunder.

§14.05         Landlord’s Lien.

Tenant hereby grants to Landlord an express first and prior contract lien and security interest on all fixtures, equipment, inventory and other property which may be placed in the Premises or affixed or attached thereto and also upon all proceeds of any insurance which may be issued on account of damage to any such property.  All exemption laws are hereby waived in favor of said lien and security interest benefiting Landlord.  This lien and security interest is given in addition to any statutory lien benefiting Landlord and shall be cumulative thereto or alternative thereto as elected by Landlord at any time.  If requested by Landlord, Tenant shall execute, deliver to Landlord and/or file at Tenant’s expense with the public records Uniform Commercial Code financing statements in sufficient form to perfect the security interest hereby given.  Landlord shall, in addition to all of its rights under the Lease, also have all of the rights and remedies of a secured party under the Uniform Commercial Code of the state in which the Premises are located.

§14.06         Waiver of Jury Trial.

LANDLORD AND TENANT HEREBY EXPRESSLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER PARTY ON ANY AND EVERY MATTER, DIRECTLY OR INDIRECTLY ARISING OUT OF OR WITH RESPECT TO THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATION OF LANDLORD AND TENANT, THE USE AND OCCUPANCY BY TENANT OF THE PREMISES, ANY STATUTORY REMEDY AND/OR CLAIM OF INJURY OR DAMAGE REGARDING THIS LEASE.  THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES OTHER THAN LANDLORD OR TENANT.  LANDLORD AND TENANT MAKE THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY.  EACH PARTY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS MUTUAL WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  IF LANDLORD COMMENCES ANY PROCEEDINGS FOR THE NON-PAYMENT OF RENT, TENANT WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING.  THIS SHALL NOT, HOWEVER, BE CONSTRUED AS A WAIVER OF TENANT’S RIGHT TO ASSERT SUCH CLAIMS IN ANY SEPARATE ACTION OR ACTIONS BROUGHT BY TENANT.

ARTICLE XV - QUIET ENJOYMENT

§15.01         Covenant.

Landlord hereby covenants that the Tenant, on paying the Rent and performing the covenants set forth herein, shall peaceably and quietly hold and enjoy throughout the Term the Premises and such rights as the Tenant may hold hereunder with respect to the remainder of the Property.

ARTICLE XVI - NOTICES

§16.01         Notices.

Any notice, demand or other communication to be provided hereunder to a party hereto shall be (a) in writing, (b) deemed to have been given (i) three (3) business days after being sent in the United States mails, postage prepaid, certified mail, return receipt requested; (ii) one business day after being sent by overnight courier, or (iii) immediately upon its actual delivery, and (c) (i) addressed to the Premises if directed to the Tenant, and (ii) addressed to Annapolis Exchange Lot IV, LLC, do Mr. Bob Reilly, Anne Arundel Health System, 201 Defense Highway, Suite 100, Annapolis, Maryland 21401, with a copy to Colliers Pinkard, 100 Light Street, Suite 1400, Baltimore, Maryland 21202 if directed to the Landlord.

ARTICLE XVII – GENERAL

§17.01         Entire Agreement.

This Lease represents the entire agreement between the parties hereto as to the subject matter hereof and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the same.

§17.02         Amendment.

This Lease may be amended by and only by a written instrument executed and delivered by each party hereto.

§17.03         Applicable Law.

This Lease shall be given effect and construed by application of the law of the state in which the Property is located.

§17.04         Waiver.

The Landlord shall not be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing, and no delay or omission by the Landlord in exercising any such right shall be deemed to be a waiver of its future exercise.  No such waiver as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance or any other such right.

§17.05         Time of Essence.

Time shall be of the essence of this Lease.

§17.06         Headings.

The headings of the articles, subsections, paragraphs and subparagraphs hereof are provided herein only for convenience of reference and shall not be considered in construing their contents.

§17.07         Severability.

No determination by any court, governmental body or otherwise that any provision of this lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of any other such provision or such provision in any circumstance not controlled by such determination.  Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

§17.08         Successors and Assigns.

This Lease shall be fully binding upon the parties hereto and each of their respective successors and assigns.  Whenever two or more parties constitute the Tenant, all such parties shall be jointly and severally liable for performing the Tenant’s obligations hereunder.

§17.09         Commissions.

Each party hereto hereby represents and warrants to the other that in connection with the leasing of the Premises hereunder, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Hyatt Commercial Real Estate and NAI Michael (collectively, the “Broker”).  Each party hereto shall indemnify the other against any inaccuracy in such party’s representation.  Landlord hereby agrees that it shall pay a commission to the Broker according to a separate agreement.  The parties acknowledge and agree that the Broker shall be a third party beneficiary of the foregoing covenants.

§17.10         Recordation.

This Lease may not be recorded among the land records or among any other public records, without the Landlord’s prior written consent.

§17.11         Perpetuities.

If the rule against perpetuities would invalidate this Lease or any portion hereof, or would limit the time during which this Lease shall be effective, due to the potential failure of an interest in property created herein to vest within a particular time, then notwithstanding anything to the contrary herein, each such interest in property must vest, if at all, before the passing of 21 years from the date of this Lease, or this Lease shall become null and void upon the expiration of such 21 year period and the parties shall have no further liability hereunder.

§17.12         Liability Limitation.

Neither Landlord nor any trustee, director, officer, employee, representative, asset manager, investment advisor or agent of Landlord, nor any of their respective successors and assigns, shall be personally liable in any connection with this Lease, and Tenant shall resort solely to the Building for the payment to Tenant of any claim or for any performance by Landlord hereunder.

§17.13         Representations and Warranties of Tenant.

Tenant represents and warrants to the Landlord that it is duly organized and validly existing under the laws of the State of Maryland and qualified to transact business in the State of Maryland; that the name and address of its resident agent in the State of Maryland is Mary Ann Scully, 6011 University Blvd., Ellicott City, Maryland 21043; that this Lease was duly approved by the Tenant’s board of directors, officers, or other required parties, and is binding upon and enforceable against Tenant in accordance with its terms.

§17.14         Exhibits.

Each exhibit, addendum or other attachment hereto is hereby made a part of this Lease having the full force of all other provisions herein.

ARTICLE XVIII — RENEWAL OPTION

§18.01         Renewal.

Tenant shall be entitled to renew this Lease for two (2) additional terms of four (4) years each, commencing immediately following the expiration of the then current Term, on the same terms and conditions of this Lease, with the following conditions:

(A)               Each of the following conditions must apply both at the time Tenant exercises the renewal right as well as at the renewal term commencement date: (i) the Lease must be in full force and effect and Tenant must be in possession of the Premises and paying Rent hereunder and (ii) no Event of Default shall exist.

(B)                Tenant will give written notification to Landlord not less than six (6) full months prior to the scheduled termination date of the Term of its intention to elect to renew this Lease.  Promptly, but in any event within thirty (30) days, following receipt of Tenant’s notification of intent, Landlord shall send Tenant a notice specifying Landlord’s proposed Base Rent rate for the Premises (the “Offer Rate”), as determined by the Landlord with reference to 100% of the then fair market rent for office space for comparable buildings in the Annapolis, Maryland office market, together with annual adjustments to the Offer Rate, but in no event shall the Offer Rate be less than the Base Rent rate for the immediately preceding year increased by three percent (3%).

(C)                Tenant shall have thirty (30) days following receipt of Landlord’s notice to inform Landlord whether it will accept a renewal of the Lease at a Base Rent equal to the Offer Rate or some other rent rate as mutually agreed by the parties; provided, however, that if the parties are unable to come to agreement as to the applicable Base Rent rate, regardless of reason, within such thirty (30) day period, then it is understood and agreed that, in the absence of such agreement, Tenant’s election of exercise of this option shall be deemed to have been withdrawn.  Under no circumstances whatsoever shall the parties’ inability to conclude an agreement as to the proper Base Rent rate be subject to review or appeal in any forum.

(D)                If Tenant accepts the Offer Rate and elects to lease the Premises for the renewal term above set forth pursuant to the renewal right granted in this Article XVIII, then Tenant shall execute a Lease Amendment extending the Term and confirming the new Base Rent within thirty (30) days of receipt of an instrument of amendment from Landlord.

(E)                Time shall be of the essence with respect to each of the provisions of this Article XVIII; if Tenant fails or refuses to provide notices or to take action as provided in this Article XVIII within the times herein set forth then the renewal right and option herein granted shall lapse and terminate.

(F)                 No additional rights or options to renew shall be deemed to be granted.

(G)                The provisions of this Article XVIII shall not be applicable to any sublessee or all or any part of the Premises from Tenant; nor shall these provisions be applicable to any assignee of Tenant’s interest in less than the whole of Landlord’s interest in this Lease or the Premises if Tenant shall have previously assigned part but not all of its interest in this Lease and the Premises to one assignee, or if it shall have assigned all or different parts of its inherent in the Lease and the Premises to more than one assignee.

IN WITNESS WHEREOF, each party hereto has executed this Lease under seal on the day and year written first above.

WITNESS:	ANNAPOLIS EXCHANGE LOT IV, LLC,
a Maryland limited liability company

	By:	Anne Arundel Real Estate Holding Company Inc., its Authorized Member

By:
Bob Reilly, Vice President – Finance

WITNESS:	HOWARD BANK

By:
George C. Coffman
Executive Vice President
Chief Financial Officer

EXHIBIT A

FLOOR PLAN OF PREMISES

EXHIBIT B

SPACE IMPROVEMENTS

EXHIBIT C

RULES AND REGULATIONS

1.           Neither the whole nor any part of the sidewalks, plaza areas, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Building shall be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the premises of such tenant.

2.           No awning, canopy, sign or other projection shall be attached to the outside walls or windows of the Building without Landlord’s prior written consent.  No curtain, blind, shade, or screen (other than those furnished by Landlord as building standard) shall be attached to, hung in or used in connection with any window or door of the premises of any tenant.

3.           No tenant shall mark, paint, drill into, or in any way deface any part of the Building or its premises.  No boring, cutting, or stringing of wires shall be permitted.

4.           No tenant shall make, or permit to be made, any unseemly or disturbing noises (whether by the use of any musical instrument, radio, television or other audio device) or allow any unsavory odors to emanate from its space, nor shall any tenant annoy, disturb or interfere with other tenants or occupants of the Building or neighboring buildings.

5.           No change shall be made in door locks without Landlord’s prior written consent.  Each tenant must upon the termination of its tenancy restore to Landlord all keys to offices and toilet rooms either furnished to, or otherwise procured by, such tenant.  In the event of the loss of any keys during the Term, Tenant shall pay Landlord the reasonable cost of replacement keys.

6.           Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally, including, without limitation, the right to exclude from the Building, except during the hours the Building is open to the public, all persons who do not present suitable identification satisfactory to Landlord.

7.           Each tenant, before closing and leaving its premises at any time, shall see that all entrance doors are locked and that all electrical appliances are turned off.  Suite and entrance doors shall remain closed at all times.

8.           No premises shall be used, or permitted to be used, for lodging or sleeping or for any immoral or illegal purpose.

9.           Canvassing, soliciting and peddling in the Building are prohibited.

10.           There shall not be used in the Building by any tenant or their agents or contractors, in the delivery or receipt of merchandise, freight or other matter, any hand trucks or other means of conveyance, except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may require.

11.           No animals of any kind shall be brought into or kept about the Building by any tenant.

12.           No tenant shall place, or permit to be placed, on any part of the floor or floors of its premises a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law.

13.           No vending machines shall be permitted to be placed or installed in any part of the Building or premises by any tenant without the prior written consent of Landlord.  Landlord reserves the right to place or install vending machines in any of the common areas of the Building.

14.           No plumbing or electrical fixtures shall be installed by any tenant without the prior written consent of Landlord.

15.           Bicycles, motorcycles or any other type of vehicle shall not be brought into the lobby or elevators of the Building or into the premises of any tenant.

16.           Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any services on or to the premises for tenant, to Landlord for Landlord’s approval and supervision before performance of any service.  This provision shall apply to all work performed in the Building, including installation of telephones, telegraph equipment, electrical devices and attachments and any installation of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.  Such approval, if given, shall in no way make Landlord a party to any contract between tenant and any such contractor, and Landlord shall have no liability therefor.

17.           No trash or other objects shall be placed in the public corridors or sidewalks of the Building.

18.           Landlord does not clean or maintain suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc.

19.           Landlord reserves the right, at any time and from time to time, to rescind, alter, or waive, in whole or in part, or to add to any of these Rules and Regulations when it is deemed necessary, desirable or proper, in Landlord’s judgment, for its best interest or for the best interests of all tenants.

20.           Violations of these Rules and Regulations, or any amendments thereof or additions thereto, constitute a default of this Lease.